UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2006

SPARTAN STORES, INC.
(Exact name of registrant as
specified in its charter)

Michigan (State or other jurisdiction of incorporation)	000-31127 (Commission File Number)	38-0593940 (IRS Employer Identification no.)

850 76th Street, S.W. P.O. Box 8700 Grand Rapids, Michigan (Address of principal executive offices)	49518-8700 (Zip Code)

Registrant's telephone number,
including area code:  (616) 878-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.05	Costs Associated with Exit or Disposal Activities.

          On June 6, 2006, Spartan Stores, Inc. (the "Company") authorized a plan to permanently close two of its Family Fare retail supermarkets and to move its central bakery operations back into Family Fare retail operations. The store closures became effective on June 10, 2006. The affected stores are located on Chicago Drive in Holland, Michigan, and on 30th Street SW in Grandville, Michigan.

          Neither store was acquired in the Company's recent purchase of certain assets of D&W Food Centers, Inc. The decision was based on the Company's comprehensive review of retail grocery store capacity in its markets following the completion of the Company's acquisition of 16 D&W Food Centers, Inc. supermarkets on March 27, 2006, the Company's desire to move the production of bakery products closer to the consumer, and the economics of its central bakery operation. All of the employees at both of the closed store locations have been offered employment at other locations.

          In connection with the closures, the Company expects to incur a pretax charge of approximately $4.4 million in the first quarter of fiscal 2007. This charge will include a provision for lease and related ancillary costs of approximately $4.0 million and an asset impairment charge of approximately $0.4 million.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 12, 2006	SPARTAN STORES, INC.

	By	/s/ David M. Staples
David M. Staples Executive Vice President and Chief Financial Officer